Vonage Adds Conversational Commerce Solution to its Product Portfolio with Acquisition of
Jumper.ai
Acquisition Complements Vonage Communications APIs with Packaged AI-enabled Social Messaging and Conversational Commerce Offering

Holmdel, NJ (October 19, 2021) -- Vonage (Nasdaq: VG), a global leader in cloud communications helping businesses accelerate their digital transformation, today announced that it has acquired Jumper.ai, a Singapore-based leader in omnichannel conversational commerce solutions.

Jumper.ai’s team will join Vonage’s Product and Engineering group. With this acquisition, Vonage gains significant technology and developer-focused talent, as well as expertise in conversational commerce, complementing the programmable, flexible and intelligent capabilities of its singular Vonage Communications Platform and robust portfolio of APIs.
Conversational commerce is an in-demand retail trend that capitalizes on the growing convergence of shopping and conversations on platforms such as Facebook Messenger, WhatsApp and Instagram, using the chat feature to create a seamless shopping experience. Consumers can engage in personal conversations to inquire about product and pricing information and build trusted relationships with retailers.
The Jumper.ai platform creates omnichannel, messaging-first customer engagement and shopping journeys across social, messaging, and web (WhatsApp, Messenger, Apple Business Chat, Instagram, Twitter, SMS, LINE, Google Ads, Brand websites, and more). According to an April 2021 Conversational Commerce forecast by Juniper Research1, the total addressable market in this space will be worth $27 billion by 20251. As social messaging becomes more important to consumers across the globe as a quick and direct way of connecting with their favorite brands, Vonage will incorporate Jumper.ai technology to expand its total addressable market and complement its robust portfolio of APIs with a packaged AI-enabled conversational commerce offering.

“The addition of Jumper.ai’s conversational commerce and omnichannel capabilities fits perfectly into Vonage’s strategy and is a natural extension of Vonage’s offerings. It transforms customer interactions from notifications and simple communications to conversations across the spectrum of customer engagement points,” said Vonage CEO Rory Read. “With conversational commerce capabilities, we are meeting new and existing customer needs now and are positioned to continue to meet their evolving needs well into the future, providing businesses with embedded commerce capabilities to simplify the way they serve, connect with, and sell to their own customers from anywhere, on any channel.”

Jumper.ai is an all-in-one solution that meets the needs of major brands to connect with consumers through web and social channels, while also turning these conversations into richer AI-enabled customer experiences with rapid service and sales follow-through. With the acquisition of Jumper.ai, Vonage is gaining relevant technology to address this growing need, as well as existing enterprise
1 https://www.juniperresearch.com/pressreleases/conversational-commerce-spend-over-rcs-messaging customers across key industries that are driving the growth of conversational commerce, including leaders in the Consumer Brands, Food, Retail, Entertainment, Hospitality and Travel industries, such as L’oreal, Kiehl’s, Disney, Axe, Dove, Ben & Jerry’s and Burger King.

“Jumper.ai was built with a mission to help businesses respond to the increasing use of instant messaging as the most preferred mode of communication, both for connecting with family and friends and for receiving immediate, personal, and attentive experiences from brands,” said Yash Kotak, CEO and Co-founder of Jumper.ai. “We are excited to be joining the Vonage team. Combining our market-leading technologies presents an opportunity to create new, amazing customer experiences, leveraging Jumper.ai technology and the global reach of Vonage.”

“Over 3.5 billion people use social networks on a regular basis, worldwide,” explained Dan Miller, Lead Analyst at Opus Research. “Jumper.ai anticipated the role social networks and platforms would play as platforms for advertising, promotion and, ultimately, purchases. With this technology, Vonage reinforces its platform’s ability to be agile and continuously meet the evolving needs of its customers’ customers.”

About Vonage
Vonage, (Nasdaq: VG) a global cloud communications leader, helps businesses accelerate their digital transformation. Vonage's Communications Platform is fully programmable and allows for the integration of Video, Voice, Chat, Messaging and Verification into existing products, workflows and systems. Vonage's fully programmable unified communications and contact center applications are built from the Vonage platform and enable companies to transform how they communicate and operate from the office or anywhere, providing enormous flexibility and ensuring business continuity.
Vonage Holdings Corp. is headquartered in New Jersey, with offices throughout the United States, Europe, Israel, Australia and Asia. To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.
Vonage Media Contact: Jo Ann Tizzano, (732) 365-1363, joann.tizzano@vonage.com
Vonage Investor Contact: Monica Gould (212) 871-3927, ir@vonage.com